Exhibit 3.3

CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GUARANTY BANCORP GUARANTY BANCORP, a corporation duly organized and existing under the Delaware General Corporation Law (the "Company"), does hereby certify: 1. The first paragraph of Article FOURTH of the Company's Second Amended and Restated Certificate of Incorporation, as amended, is hereby amended in its entirety to read as follows: "FOURTH. The total number of shares of all classes of stock that the corporation shall have authority to issue is 40,000,000, of which 28,750,000 shares of the par value of one-tenth of one cent ($0.001) per share shall be a separate class designated as Voting Common Stock ("Voting Common Stock"), 1,250,000 shares of the par value of one-tenth of one cent ($0.001) shall be a separate class designated as Non-Voting Common Stock ("Non-Voting Common Stock," and together with Voting Common Stock, "Common Stock") and 10,000,000 shares of the par value of one-tenth of one cent ($0.001) shall be a separate class designated as Preferred Stock. Upon the filing and effectiveness (the "Effective Time") pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, each five (5) shares of the Company's issued and outstanding shares of Voting Common Stock, par value $0.001 per share, and Non-Voting Common Stock, par value $0.001 per share, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Voting Common Stock, par value $0,001 per share, and Non-Voting Common Stock, par value $0,001 per share, respectively, of the Company (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share equal to the product obtained by multiplying (a) the closing price per share of the Company's Voting Common Stock as reported on the NASDAQ Stock Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, by (b) the fraction of one share owned by the stockholder." 2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware. 3. The foregoing amendment shall be effective as of 5:00 p.m., Eastern Time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its duly authorized officer on this 20th day of May, 2013. GUARANTY BANCORP By: Name: Paul W. Taylor Title: President and Chief Executive Officer